Exhibit 99.1
Expedia, Inc. Reports First Quarter 2006 Results
BELLEVUE, Wash.—May 11, 2006—Expedia, Inc. (NASDAQ: EXPE) today announced financial results for its first quarter ended March 31, 2006.
“While we anticipated negative growth in the first half of 2006, our performance this quarter was far below those expectations,” said Barry Diller, Expedia, Inc. Chairman and Senior Executive. “We increased costs in many sectors—necessarily we believe for our long term growth—but didn’t generate the revenues to offset the increased expenses. We believe little has changed fundamentally—Expedia remains the largest and most profitable online travel agent in the world, and while 2006 is going to be a challenging year, we don’t think long-term shareholder value and returns are in question. With that in mind, our Board of Directors has authorized a buyback of up to 20 million shares of our common stock.”
“Needless to say we are disappointed with our financial performance this quarter, and we are focused on tactical actions— including a shift of our marketing approach—to drive improvement in our results for the balance of the year,” said Dara Khosrowshahi, Expedia, Inc.’s CEO and President. “At the same time, we continue to make real strides in our integration, data warehouse and technology platform efforts, which we anticipate will yield the bulk of their benefit in 2007 and 2008.”
Financial Summary & Operating Metrics (figures in $MM’s, except per share amounts)

	3 Months	3 Months	Y/Y
Measure	Ended 3.31.06	Ended 3.31.05	Change

Gross bookings	$4,648.2	$4,086.1	14%
Revenue	493.9	485.0	2%
Gross profit	374.6	370.9	1%
Operating income before amortization *	88.5	136.7	(35%)
Operating income	26.2	66.3	(60%)
Adjusted net income *	57.0	93.0	(39%)
Adjusted EPS *	$0.15	$0.27	(44%)
Net income	23.3	48.0	(51%)
Diluted EPS	$0.06	$0.14	(57%)
Free cash flow *	440.5	485.1	(9%)

*	“Operating income before amortization,” “Adjusted net income,” “Adjusted EPS” and “Free cash flow” are non-GAAP measures as defined by the Securities and Exchange Commission (the “SEC”). Please see “Definitions of Non-GAAP Measures” and “Tabular Reconciliations for Non-GAAP Measures” for an explanation of non-GAAP measures used throughout this release. Please also see “Basis of Presentation” below for additional information on financial results presented throughout this release.
Discussion of Results
Gross Bookings & Revenue
Gross bookings increased 14% for the first quarter 2006 compared with first quarter 2005. Domestic gross bookings increased 10% and international gross bookings increased 26%, or 34% excluding the impact of year-over-year changes in foreign exchange. Domestic gross bookings were negatively impacted by a decrease in shoppers, particularly in our vacation packages business.
Revenue increased 2% for the quarter, primarily driven by increased worldwide merchant hotel and advertising revenues, partially offset by a decline in our worldwide agency air revenue. First quarter domestic revenue declined 4% and international revenue grew 24%, or 35% excluding the impact of foreign exchange. Domestic revenue was negatively impacted by the decrease in shoppers and a lower revenue margin.
Worldwide merchant hotel revenue increased 3% for the first quarter, driven by 11% growth in room nights stayed, including rooms delivered as a component of vacation packages, partially offset by a 7% decrease in revenue per room night from a contraction in hotel raw margins (defined as hotel net revenue as a percentage of hotel gross bookings).

1 of 15

Worldwide average daily rates (“ADRs”) were flat during the first quarter, reflecting the impact of foreign exchange on international ADRs.
Worldwide air revenues decreased 7% for the quarter, due to a 9% decrease in revenue per air ticket as airlines continued to pressure their commission payments to agencies. Air tickets sold increased 3%, reflecting challenges in obtaining air inventory in both our agency and merchant air businesses in light of record industry load factors, and the continued reduction in domestic capacity of carriers participating in our marketplace. Lower availability of merchant air inventory also impacted our packages revenue, which was flat for first quarter 2006 compared with the prior year period.
Revenue as a percentage of gross bookings (“revenue margin”) was 10.6% for the first quarter, down 125 basis points compared with first quarter 2005. Domestic revenue margin was down 154 basis points to 10.6%, while international was down 22 basis points to 10.8%. The first quarter decline in worldwide revenue margin was due to declines in domestic hotel raw margin and domestic air revenue per ticket. In addition, average worldwide airfares increased 9% year-over-year, which has the effect of increasing gross bookings without a corresponding increase in per ticket air revenues, as our remuneration generally does not vary with the price of the ticket.
Profitability
Gross profit for first quarter 2006 was $375 million, up 1% compared with first quarter 2005 due to the increase in revenue and lower stock-based compensation expense related to cost of revenue. This was partially offset by a 63 basis point decline in gross margin to 75.8%, largely due to the full quarter inclusion of lower gross margin revenue from a destination services provider acquired in February 2005.
Operating Income Before Amortization (“OIBA”) for the first quarter decreased by 35% to $89 million, driven by higher operating expenses, particularly selling and marketing and general and administrative expenses. OIBA as a percentage of revenue was down over ten percentage points to 17.9%, primarily reflecting higher growth in operating expenses as compared to revenue growth during the quarter, and to a lesser extent lower gross margin. Operating income declined 60% during the quarter to $26 million, driven by the same factors which negatively impacted OIBA, as well as an $8 million increase in amortization of non-cash distribution and marketing, partially offset by a decline in stock-based compensation due to lower options expense.
Adjusted net income and net income for the first quarter decreased by $36 million and $25 million, respectively, compared to the same period in 2005. Adjusted net income declined due to lower OIBA and lower interest income. Net income declined due to lower operating income and interest income. Adjusted EPS was $0.15 for the first quarter, and diluted EPS was $0.06. Both EPS measures were down significantly versus the prior year, primarily due to lower income, with some impact from higher share counts.
Cash Flows & Working Capital
For the three months ended March 31, 2006, net cash provided by operating activities was $454 million and free cash flow was $441 million. Both measures include $349 million from changes in working capital, primarily driven by our merchant hotel business.
Highlights
•	Expedia’s Partner Services Group (“PSG”) signed a number of long-term agreements, including partnerships with Hyatt Hotels, Kimpton Hotels, the Louvre Group, Joie de Vivre, Accor Asia Pacific, Bedandbreakfast.com, WestJet, Qantas, Enterprise Rent-A-Car, Dollar Thrifty Automotive Group and Vanguard Car Rental.

•	Expedia, Inc.’s international points of sale in Canada, the United Kingdom, Germany, France, Italy, Netherlands, China, Australia and other countries accounted for 25% of gross bookings and revenue in the first quarter, up from 22% of gross bookings and 20% of revenue in the prior year period.

•	eLong, Inc. (NASDAQ: LONG), a leading Chinese online travel company in which Expedia owns a controlling interest, launched an expanded international hotel offering incorporating a direct connection into Expedia’s hotel

2 of 15

inventory management system. The new service offers eLong consumers access to Expedia’s merchant hotel inventory, detailed hotel and room type description content in Chinese, virtual tours, photographs and floor plans.

•	TripAdvisor™, the largest global travel information and advice destination on the web, has become the second most visited travel domain worldwide, featuring over 4 million reviews and opinions from travelers around the globe. TripAdvisor also launched graphical advertising capability for its advertiser network and TripAdvisor Inside for its travelers—becoming the first comprehensive travel site to deliver wiki functionality.

•	Over 9,000 of Expedia’s merchant properties are now fully direct-connected, offering real-time availability, rates and inventory on our websites, benefiting Expedia’s travelers and suppliers.

•	Hotels.com® continued its re-branding success, growing worldwide gross bookings 21% in the first quarter, its fifth straight quarter of accelerating bookings growth. Hotels.com has recorded nearly $2 billion in worldwide gross bookings for the twelve months ended March 31, 2006.

•	Expedia travelers have created over 120,000 qualified reviews of hotel stays covering over 16,000 worldwide properties since the feature launched in early 2005. The Foscari Palace in Venice, Italy has received the highest number of approved reviews from Expedia travelers while maintaining a perfect 5.00 score.

•	Expedia® Corporate Travel (“ECT”) worldwide gross bookings exceeded $250 million during the quarter for the first time. ECT also launched a fully-redesigned website, featuring improved ticket exchange, automatic links to airline check-ins, search enhancements, premium economy class bookings on select airlines and other feature enhancements.

•	Expedia.com has received a number of recent awards, including a Webby Award in travel, the American Customer Satisfaction Index’s (ACSI) highest customer satisfaction ranking among online travel providers and Forbes.com’s Best of the Web for strength in our hotel information.

•	Expedia, Inc. and the United Nations Foundation continued their efforts to promote sustainable tourism and awareness of historically and culturally valuable sites through their World Heritage Alliance. The government of Mexico and the Mexico tourism board signed a letter of intent with the World Heritage Alliance to jointly promote Mexican World Heritage destinations, including sites impacted by Hurricane Wilma.

3 of 15

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2006	2005
Revenue	$493,898	$485,046
Cost of revenue (1)	119,314	114,103

Gross profit	374,584	370,943
Operating expenses:
Selling and marketing (1)	201,026	179,590
General and administrative (1)	73,361	56,939
Technology and content (1)	35,544	35,992
Amortization of intangible assets	30,171	31,665
Amortization of non-cash distribution and marketing	8,240	432

Operating income	26,242	66,325

Other income:
Interest income:
Interest income from IAC/InterActiveCorp	—	7,668
Other interest income, net	1,703	2,131
Other, net	3,657	1,034

Total other income, net	5,360	10,833

Earnings before income taxes and minority interest	31,602	77,158
Provision for income taxes	(9,658)	(29,385)
Minority interest in losses of consolidated subsidiaries	1,391	256

Net income	$23,335	$48,029

Net earnings per share available to common stockholders:
Basic	$0.07	$0.14
Diluted	0.06	0.14

Shares used in computing earnings per share:
Basic	345,777	335,540
Diluted	365,168	340,549

(1) Includes stock-based compensation as follows:
Cost of revenue	$3,225	$5,920
Selling and marketing	5,251	8,089
General and administrative	9,687	14,626
Technology and content	5,724	9,665

Total stock-based compensation	$23,887	$38,300

4 of 15

EXPEDIA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share amounts)

	March 31,	December 31,
	2006	2005
	(Unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$509,030	$297,416
Restricted cash and cash equivalents	32,861	23,585
Accounts and notes receivable, net of allowance of $4,947 and $3,914	199,478	174,019
Deferred income taxes, net	15,687	—
Prepaid merchant bookings	62,433	30,655
Prepaid expenses and other current assets	70,183	64,569

Total current assets	889,672	590,244
Property and equipment, net	93,008	90,984
Long-term investments and other assets	39,204	39,431
Intangible assets, net	1,146,707	1,176,503
Goodwill	5,855,453	5,859,730

TOTAL ASSETS	$8,024,044	$7,756,892

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Accounts payable, merchant	$556,371	$534,882
Accounts payable, trade	112,943	107,580
Short-term borrowings	373	230,755
Deferred merchant bookings	839,076	406,948
Deferred revenue	11,084	7,068
Income taxes payable	7,416	43,405
Deferred income taxes, net	—	3,178
Other current liabilities	96,389	104,409

Total current liabilities	1,623,652	1,438,225
Deferred income taxes, net	397,376	368,880
Derivative liabilities	42,143	105,827
Other long-term liabilities	37,135	38,423
Minority interest	70,988	71,774

Commitments and contingencies

Stockholders’ equity:
Preferred stock $.001 par value	—	—
Authorized shares: 100,000,000
Series A shares issued and outstanding: 846 and 846
Common stock $.001 par value	325	323
Authorized shares: 1,600,000,000
Shares issued: 325,494,383 and 323,184,577
Shares outstanding: 324,012,436 and 321,979,486
Class B common stock $.001 par value	26	26
Authorized shares: 400,000,000
Shares issued and outstanding: 25,599,998 and 25,599,998
Additional paid-in capital	5,797,330	5,695,498
Treasury stock — Common stock, at cost	(31,040)	(25,464)
Shares: 1,481,947 and 1,205,091
Retained earnings	88,313	64,978
Accumulated other comprehensive loss	(2,204)	(1,598)

Total stockholders’ equity	5,852,750	5,733,763

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$8,024,044	$7,756,892

5 of 15

EXPEDIA, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three months ended
	March 31,
	2006	2005
Operating activities:
Net income	$23,335	$48,029
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	11,048	11,428
Amortization of intangible asssets, non-cash distribution and marketing, and stock-based compensation	62,298	70,397
Deferred income taxes	13,324	3,847
Unrealized gain on derivative instruments, net	(4,300)	—
Equity in losses of unconsolidated affiliates	113	512
Minority interest in loss of consolidated subsidiaries	(1,391)	(256)
Other	247	—
Changes in operating assets and current liabilities:
Accounts and notes receivable	(24,753)	(57,520)
Prepaid merchant bookings and prepaid expenses	(46,971)	(40,297)
Accounts payable and other current liabilities	(36,811)	35,430
Accounts payable, merchant	21,294	79,944
Deferred merchant bookings	432,107	342,451
Deferred revenue	4,014	1,733
Other, net	—	1,991

Net cash provided by operating activities	453,554	497,689

Investing activities:
Acquisitions, net of cash acquired	(263)	13,579
Capital expenditures	(13,038)	(12,621)
Proceeds from sale of marketable securities	—	1,000
Increase in long-term investments and deposits	(419)	(288)
Transfers to IAC/InterActiveCorp, net	—	(333,785)
Other, net	—	166

Net cash used in investing activities	(13,720)	(331,949)

Financing activities:
Short-term borrowings, net	(230,480)	—
Changes in restricted cash and cash equivalents	(8,731)	(27,633)
Proceeds from exercise of equity awards	15,083	555
Excess tax benefit on equity awards	784	—
Treasury stock activity	(5,576)	—
Contribution from IAC/InterActiveCorp, net	—	(3,771)
Other, net	—	5,317

Net cash used in financing activities	(228,920)	(25,532)
Effect of exchange rate changes on cash and cash equivalents	700	(498)

Net increase in cash and cash equivalents	211,614	139,710
Cash and cash equivalents at beginning of period	297,416	141,668

Cash and cash equivalents at end of period	$509,030	$281,378

Supplemental Cash Flow Information
Cash paid for interest	$1,361	$—
Income tax payments, net	30,855	13,700

6 of 15

Income Statement Notes
Revenue
•	Expedia, Inc. makes travel products and services available on a merchant and agency basis. Merchant transactions typically produce a higher level of net revenues per transaction, and are generally recognized when the customer uses the travel product or service. Agency revenues are typically recognized at the time the reservation is booked.

•	Agency gross bookings were 58% of total bookings for the three months ended March 31, 2006 and 2005.
Cost of Revenue
•	Cost of revenue primarily consists of: (1) credit card merchant fees; (2) fees paid to fulfillment vendors for processing airline tickets and related customer services; (3) reserves and related payments to airlines for tickets purchased with fraudulent credit cards; (4) costs of our data and call centers and (5) costs paid to suppliers for certain destination inventory.

•	Cost of revenue was 24% of revenue for the three months ended March 31, 2006 and 2005. Cost of revenue excluding stock-based compensation was 24% of revenue for the three months ended March 31, 2006, and 22% for the same period in 2005. The increase was primarily due to lower gross margin associated with our acquisition of a destination services provider which records its revenue on a gross basis.

•	Cost of revenue included depreciation expense of $2 million for the three months ended March 31, 2006, and $3 million for the comparable 2005 period.
Operating Expenses
•	Operating expenses as a percentage of revenue for the three months ended March 31, 2006 and 2005 were as follows (please note stock-based compensation expense has been excluded from calculation; some numbers may not add due to rounding)):

	2006	2005	Change
Selling and marketing	39.6%	35.4%	4.3%
General and administrative	12.9%	8.7%	4.2%
Technology and content	6.0%	5.4%	0.6%

Total	58.5%	49.5%	9.1%
•	Operating expenses included depreciation expense of $9 million for the three months ended March 31, 2006, and $8 million for the same period in 2005.
Selling and Marketing
•	Selling and marketing expenses relate to direct advertising and distribution expense, including television, radio and print spending, as well as traffic generation from Internet portals, search engines, private label and affiliate programs. Approximately 20% of the expense relates to personnel costs, including our PSG staff, marketing teams and destination services desk personnel.

•	The 4.3% year-over-year increase in selling and marketing expense as a percentage of revenue was due to increased headcount expense, less efficient brand advertising spend, and lower portal and affiliate traffic.

•	We expect selling and marketing to increase as a percentage of revenue in 2006 due to continued expansion of our earlier stage international businesses, inflation in search-related and other traffic acquisition vehicles, lower marketing efficiencies and increased fixed personnel costs.
General and Administrative
•	General and administrative expense consists primarily of personnel-related costs for support functions that include our executive leadership, finance, legal, tax and human resources functions, and fees for professional services that include legal, tax and accounting.

•	The 4.2% year-over-year increase in general and administrative expense was due to growth in our executive and support staff and external staffing to support our becoming a public company in August 2005.

•	We expect general and administrative expense levels to generally flatten out in the second-half of 2006, but increase as a percentage of revenue for the full-year due to the incremental costs as a stand-alone public company.

7 of 15

Technology and Content
•	Technology and content expense includes product development expenses such as payroll and related expenses for localization, and depreciation of website development costs.

•	Technology and content expense was up 0.6% as a percentage of sales for the quarter as we increased our software development and engineering teams, and increased our level of site innovation.

•	Given the increasing complexity of our business, geographic expansion, initiatives in corporate travel, increased supplier integration, service-oriented architecture improvements and other initiatives, we expect absolute amounts spent in technology and content to increase over time, and to increase as a percentage of revenue in 2006 to support our technology platform, data warehouse and other initiatives.
Stock-Based Compensation Expense
•	Stock-based compensation expense relates primarily to expense for stock options and restricted stock units (“RSUs”). Since February 2003, we have awarded RSUs as our primary form of employee stock-based compensation. Our stock-based awards generally vest over periods between four and five years.

•	Stock-based compensation expense for the three months ended March 31, 2006 was $24 million, consisting of $15 million in stock options expense and $9 million in expense related to RSUs and other equity compensation. Stock-based compensation decreased from the prior year amount of $38 million due to completed vesting of some high value options.

•	Assuming, among other things, no modification of existing awards or significant equity grants, we anticipate stock-based compensation expense in 2006 will be less than $100 million, and will decrease further in 2007.

•	The adoption of SFAS 123(R) on January 1, 2006 did not have a material impact on our financial position as we have been accounting for stock-based awards in accordance with SFAS 123 since January 1, 2003. Under SFAS 123(R), $0.8 million of ‘excess tax benefit on equity awards’ is included in ‘cash flow from financing activities.’
Net Interest Income
•	The reduction in interest income from the prior year period relates to the extinguishment in the Spin-Off of Receivables from IAC. We expect that interest income will decline substantially in the second and third quarters of 2006 versus the same periods in 2005 due to the extinguishment of the receivable.
Income Taxes
•	The effective tax rate on pre-tax adjusted income was 38% for the three months ended March 31, 2006 compared with 37% in the prior year period. The effective tax rate was higher than the federal statutory rate of 35% in both periods principally due to state income taxes of approximately 2%.

•	The effective tax rate on GAAP pre-tax income was 31% for the three months ended March 31, 2006 compared with 38% in the prior year period. The effective tax rate for first quarter 2006 was lower than the federal statutory rate of 35% principally due to derivative liability fluctuation and stock-based compensation-related adjustments.
Foreign Exchange, Acquisition
•	As Expedia, Inc.’s reporting currency is the U.S. Dollar (“USD”), reported financial results are affected by strength or weakness in the USD in comparison to the currencies of our international websites. Management believes investors may find it useful to assess our growth rates with and without the impact of foreign exchange. The estimated impact during the first quarter from foreign exchange was as follows:

			Impact on Y/Y
	Three months ended	Y/Y growth rates	growth rates from
	March 31, 2006 Y/Y	excluding foreign	foreign exchange
	growth rates	exchange movements	movements
Gross Bookings	13.8%	15.2	(1.4%)
Revenue	1.8%	2.7%	(0.9%)
Operating Income	(60.4%)	(63.5%)	3.1%
Operating Income Before Amortization	(35.2%)	(36.6%)	1.4%
•	Our prior year acquisition impacted gross bookings, operating income and OIBA growth rates by less than 0.1%. Revenue growth did benefit 0.5% from the prior year acquisition.

8 of 15

Balance Sheet Notes
Cash, Cash Equivalents, and Restricted Cash
•	Cash, cash equivalents and current restricted cash totaled $542 million at March 31, 2006. This amount includes $33 million in restricted cash and equivalents, which relates to agency air revenue transactions.

•	The $212 million increase in cash and cash equivalents principally relates to the $349 million increase in cash from changes in working capital and $89 million in OIBA, offset by $230 million repayment of short-term debt.
Accounts Receivable
•	Accounts receivable include credit card receivables generally due within two to three days from credit card agencies, as well as receivables from agency transactions, which are generally due within 30 days from our airlines, global distribution and hotel suppliers.
Prepaid Merchant Bookings, Prepaid Expenses and Other Current Assets
•	Prepaid merchant bookings relate to our merchant air business, and reflect prepayments to our airline partners for their portion of the gross booking, prior to the travelers’ dates of travel.

•	Prepaid expenses and other current assets are primarily composed of prepaid marketing, prepaid merchant fees, prepaid license and maintenance agreements and prepaid insurance. This item includes $1 million in remaining advertising time from Universal Television contributed to us by IAC at Spin-Off.
Goodwill, Intangible Assets, net
•	Goodwill and intangible assets, net primarily relate to the acquisitions of Hotels.com®, Expedia.com® and Hotwire.com®.

•	$913 million of Intangible assets, net relates to intangible assets with indefinite lives, which are not amortized.

•	$234 million of Intangible assets, net relates to intangible assets with definite lives, which are generally amortized over a period of two to ten years. This amortization is generally not deductible for tax purposes. Amortization expense related to definite live intangibles was $30 million for the three months ended March 31, 2006, compared with $32 million for the prior year period. Assuming no subsequent impairment or acquisitions, we estimate intangible assets with definite lives amortization expense of $110 million in 2006 and $71 million in 2007.
Deferred Merchant Bookings and Accounts Payable, Merchant
•	Deferred merchant bookings consist of amounts received from travelers who have not yet traveled. The payment to suppliers related to these bookings is not made until approximately one week after booking for air travel and, for all other merchant bookings, after the customer’s use and subsequent billing from the supplier, which billing is reflected as accounts payable, merchant on our balance sheet. Therefore, especially for merchant hotel, there is a significant period of time from the receipt of cash to supplier payment.

•	As long as the merchant hotel business continues to grow, as it has historically, and our business model does not change, we expect that changes in working capital will continue to be positive. If this business declines or if the model changes, it would negatively affect our working capital.

•	Deferred merchant bookings generally mirror the seasonality pattern of our gross bookings.

•	For the three months ended March 31, 2006, the change in deferred merchant bookings and accounts payable, merchant contributed $453 million to net cash flow provided by operating activities.
Short-term Borrowings
•	The Company maintains a $1 billion five-year unsecured revolving credit facility which bears interest based on our financial leverage, currently priced at LIBOR+0.50%.

•	As of March 31, 2006 we had no balance on our revolver, reflecting our seasonally strong first quarter cash flow.

•	Interest and other expenses associated with the facility were approximately $2 million for the quarter. These amounts are classified in ‘other interest income, net’ on our statements of income.
Other Current Liabilities
•	Other current liabilities principally relate to accruals for cost of service related to our call center and internet services, accruals for service, bonus, salary and wage liabilities and a reserve for occupancy taxes.

9 of 15

Derivative Liabilities
•	In connection with IAC’s acquisition of Ask Jeeves® (“Ask”), we issued 4.3 million shares of Expedia, Inc. common stock into an escrow account, which shares (or cash in equal value) were due to holders of Ask convertible notes upon conversion. These shares have been included in diluted shares from the date of spin.

•	In January 2006 notes were converted for approximately 2.6 million shares at a fair value of $65 million, leaving 1.7 million shares of Expedia common (or cash in equal value) due to Ask note holders upon conversion.

•	The estimated fair value of the Ask notes and other derivatives at March 31, 2006 was $42 million, recorded as derivative liabilities on our balance sheet.

•	For the three months ended March 31, 2006, we recorded a net unrealized gain of $4 million, principally related to the Ask notes, due to the decrease in our share price during the first quarter. This gain is reflected as a decrease in the liability, and is recorded in ‘other, net’ in ‘other income’ on our statements of income, and is excluded from our OIBA and Adjusted Net Income calculations.

•	We anticipate recording a quarterly unrealized gain or loss in future quarters related to the escrow shares as we adjust the fair value of this liability for changes in our stock price. Assuming no further conversion, every $1 change in our stock price as measured at subsequent quarter-ends compared with the prior completed quarter-end, would cause approximately $1.7 million in unrealized gain or loss for that period.
Minority Interest
•	Minority interest relates principally to minority ownership positions in eLong, ECT Europe and TripAdvisor, results for which are consolidated for all periods presented.

•	Subsequent to March 31, 2006 we purchased the remaining minority interest associated with ECT Europe for $6 million.
Expedia Class B Common Stock
•	There are approximately 26 million shares of Expedia Class B common stock outstanding. Class B holders are entitled to ten votes per share when voting on matters with the holders of Expedia common and preferred stock.

•	Our Chairman has been assigned voting authority for the Class B shares via irrevocable proxy, affording him a controlling, 53% voting interest in Expedia, Inc as of February 28, 2006.
Warrants
•	As of March 31, 2006 we had approximately 59 million warrants outstanding, which if exercised in full would entitle their holders to acquire approximately 35 million common shares of Expedia, Inc. for an aggregate purchase price of approximately $774 million (an average of $22 per Expedia, Inc. common share).

•	32 million of these warrants are privately held and expire in 2012, and 26 million warrants are publicly-traded and expire in 2009. There are fewer than 1 million miscellaneous warrants outstanding.
Stock-Based Awards — Outstanding & Granted
•	At March 31, 2006, there were approximately 34 million stock-based awards outstanding, primarily consisting of 26 million stock options with a $16 weighted average exercise price and a weighted average remaining life of 4 years, and 8 million RSUs.

•	Annual employee RSU grants occur during the first quarter of each year. During first quarter 2006 we granted 3.6 million RSUs to employees, including 1 million performance-related grants to certain executives.

•	Year-to-date, employee equity award grants net of cancellations are 3.2 million.
Fully-Diluted Shares
•	Under the treasury method, options, warrants, derivative liabilities and RSUs contributed 10 million, 5 million, 2 million and 1 million, respectively, to fully-diluted share counts for the three months ended March 31, 2006. For the same period in 2005 warrants contributed 5 million to fully-diluted share counts.

10 of 15

Expedia, Inc.
Operational Metrics — First quarter 2006
(All figures in $millions or millions)
•	The following metrics are intended as a supplement to the financial statements found in this press release and in our filings with the SEC. In the event of discrepancies between amounts in these tables and our historical financial statements, readers should rely on our filings with the SEC and financial statements in our releases.

•	As our business evolves and as we integrate our operations, we intend to periodically review and refine the definition, methodology and appropriateness of each of our supplemental metrics. As a result, these metrics are subject to removal and / or change, and such changes could be material.

•	“Expedia” gross bookings constitute bookings from all Expedia-branded properties, including our international sites and our worldwide Expedia® Corporate Travel businesses. “Other” gross bookings constitute bookings from all brands other than Expedia-branded properties and Hotels.com.

•	Metrics, with the exception of revenue items, include 100% of the results of an unconsolidated joint-venture of which we own approximately 49.9%.

•	These metrics do not include adjustments for one-time items, acquisitions, foreign exchange or other adjustments.

•	Some numbers may not add due to rounding.

	2004				2005				2006	Y/Y
	Q1	Q2	Q3	Q4	Q1	Q2	Q3	Q4	Q1	Growth
Gross Bookings by Geography
Domestic	$2,771	$2,753	$2,630	$2,301	$3,184	$3,224	$3,051	$2,614	$3,508	10%
International	564	526	636	594	902	909	887	781	1,140	26%

Total	$3,334	$3,279	$3,266	$2,895	$4,086	$4,133	$3,938	$3,395	$4,648	14%

Net Revenue by Geography
Domestic	$353	$415	$414	$350	$386	$440	$457	$379	$371	-4%
International	60	72	89	89	99	115	128	115	123	24%

Total	$413	$487	$504	$439	$485	$555	$585	$495	$494	2%

Gross Bookings by Brand
Expedia	$2,538	$2,505	$2,525	$2,310	$3,252	$3,191	$3,048	$2,679	$3,680	13%
Hotels.com	494	470	461	351	483	497	502	407	582	21%
Other	302	304	280	234	352	445	387	309	386	10%

Total	$3,334	$3,279	$3,266	$2,895	$4,086	$4,133	$3,938	$3,395	$4,648	14%

Gross Bookings by Agency/Merchant
Agency	$1,824	$1,888	$1,875	$1,760	$2,386	$2,421	$2,297	$2,082	$2,695	13%
Merchant	1,510	1,392	1,391	1,135	1,700	1,712	1,640	1,314	1,953	15%

Total	$3,334	$3,279	$3,266	$2,895	$4,086	$4,133	$3,938	$3,395	$4,648	14%

Packages Revenue	$95	$107	$109	$94	$114	$124	$128	$106	$1140%
Number of Transactions	8.2	8.5	9.2	7.6	9.6	10.1	10.4	8.7	10.8	12%
Merchant hotel room nights	7.0	8.3	9.1	7.4	7.3	8.8	10.2	8.3	8.1	11%
Notes & Definitions:
Gross Bookings — Total retail value of transactions booked for both agency and merchant transactions, recorded at the time of booking. Bookings include the total price due for travel by travelers, including taxes, fees and other charges, and are not reduced for some cancellations and traveler refunds.
Number of Transactions — Quantity of purchases reported as booked, net of cancellations. Packages purchased using our packages wizard, which by definition include a merchant hotel, are recorded as a single transaction.
Merchant Hotel Room Nights — Worldwide merchant hotel nights, net of cancellations. With the exception of Hotwire, which records room nights upon booking, nights are reported as stayed. This metric includes nights stayed on both a package and stand-alone basis.

11 of 15

Definitions of Non-GAAP Measures
Expedia, Inc. reports Operating Income Before Amortization, Adjusted Net Income, Adjusted EPS and Free Cash Flow, all of which are supplemental measures to GAAP, and are defined by the SEC as non-GAAP financial measures. These measures are among the primary metrics by which management evaluates the performance of the business, on which internal budgets are based and by which management is compensated. Management believes that investors should have access to the same set of tools that management uses to analyze our results. These non-GAAP measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP. We endeavor to compensate for the limitation of the non-GAAP measures presented by also providing comparable GAAP measures, GAAP financial statements, and descriptions of the reconciling items and adjustments, to derive the non-GAAP measures.
Operating Income Before Amortization (“OIBA”) is defined as operating income plus: (1) amortization of non-cash distribution and marketing expense, (2) stock-based compensation expense, (3) amortization of intangible assets and goodwill impairment, if applicable and (4) certain one-time items, if applicable. OIBA represents the combined operating results of Expedia, Inc.’s businesses, taking into account depreciation, which we believe is an ongoing cost of doing business, but excluding the effects of other non-cash expenses that may not be indicative of our core business operations. Management believes this measure is useful to investors because it corresponds more closely to the cash operating income generated from our core operations by excluding significant non-cash operating expenses, it aids in forecasting and analyzing future operating income as stock-based compensation, amortization of intangibles and non-cash distribution and marketing expenses are likely to decline significantly going forward and because it provides greater insight into management decision making at Expedia, as OIBA is our primary internal metric for evaluating the performance of our businesses. OIBA has certain limitations in that it does not take into account the impact to Expedia, Inc.’s statements of income of certain expenses, including non-cash compensation, non-cash payments to partners, and acquisition-related accounting. Due to the high variability and difficulty in predicting certain items that affect net income, such as tax rates and interest rates, Expedia, Inc. is unable to provide reconciliation to net income on a forward-looking basis without unreasonable efforts.
Adjusted Net Income generally captures all items on the statements of income that have been, or ultimately will be, settled in cash and is defined as net income available to stockholders plus (1) amortization of non-cash distribution and marketing expense, (2) stock-based compensation expense, (3) amortization of intangible assets and goodwill impairment, if applicable, (4) one-time items, net of related tax, and minority interest, (5) mark to market gains and losses on derivative liabilities and (6) discontinued operations, net of tax. We believe Adjusted Net Income is useful to investors because it represents Expedia, Inc.’s combined results, taking into account depreciation, which management believes is an ongoing cost of doing business, but excluding the impact of other non-cash expenses and items not directly tied to the core operations of our businesses.
Adjusted EPS is defined as Adjusted Net Income divided by weighted fully diluted shares outstanding for Adjusted EPS purposes. We include dilution from options and warrants per the treasury stock method and include all shares relating to RSUs in shares outstanding for Adjusted EPS. This differs from the GAAP method for including RSUs, which treats them on a treasury method basis. Shares outstanding for Adjusted EPS purposes are therefore higher than shares outstanding for GAAP EPS purposes. We believe Adjusted EPS is useful to investors because it represents, on a per share basis, Expedia’s consolidated results, taking into account depreciation, which we believe is an ongoing cost of doing business, as well as other charges which are not allocated to the operating businesses such as interest expense, taxes and minority interest, but excluding the effects of other non-cash expenses not directly tied to the core operations of our businesses. Adjusted Net Income and Adjusted EPS have the same limitations as OIBA. In addition, Adjusted Net Income does not include all items that affect our net income and net income per share for the period. Therefore, we think it is important to evaluate these measures along with our consolidated statements of income.
Free Cash Flow is defined as net cash flow provided by operating activities less capital expenditures. Management believes Free Cash Flow is useful to investors because it represents the operating cash flow that our operating businesses generate, less capital expenditures but before taking into account other cash movements that are not directly tied to the core operations of our businesses, such as financing activities or certain investing activities. Free Cash Flow has certain limitations in that it does not represent the total increase or decrease in the cash balance for the period, nor does it

12 of 15

represent the residual cash flow for discretionary expenditures. Therefore, it is important to evaluate Free Cash Flow along with the consolidated statements of cash flows.
Tabular Reconciliations for Non-GAAP Measures
Operating Income Before Amortization

	Three months ended
	March 31,
	2006	2005
	(in thousands)
OIBA	$88,540	$136,722
Amortization of intangible assets	(30,171)	(31,665)
Stock-based compensation	(23,887)	(38,300)
Amortization of non-cash distribution and marketing	(8,240)	(432)

Operating Income	26,242	66,325

Interest income, net	1,703	9,799
Other, net	3,657	1,034
Provision for income taxes	(9,658)	(29,385)
Minority interest in loss of consolidated subsidiaries	1,391	256

Net Income	$23,335	$48,029

Adjusted Net Income & Adjusted EPS

	Three months ended
	March 31,
	2006	2005
	(in thousands, except per share data)
Net income	$23,335	$48,029
Amortization of intangible assets	30,171	31,665
Stock-based compensation	23,887	38,300
Amortization of non-cash distribution and marketing	8,240	432
Unrealized gain on derivative instruments, net	(4,300)	—
Minority interest	(321)	(261)
Provision for income taxes	(23,995)	(25,210)

Adjusted net income	$57,017	$92,955

GAAP diluted weighted average shares outstanding	365,168	340,549
Additional restricted stock units	5,054	—

Adjusted weighted average shares outstanding	370,222	340,549

Diluted earnings per share	$0.06	$0.14

Adjusted earnings per share	$0.15	$0.27

Free Cash Flow

	Three months ended
	March 31,
	2006	2005
	(in thousands)
Net cash provided by operating activities	$453,554	$497,689
Less: capital expenditures	(13,038)	(12,621)

Free cash flow	$440,516	$485,068

13 of 15

Conference Call
Expedia, Inc. will audiocast its conference call with investors and analysts discussing its first quarter financial results and certain forward-looking information on Thursday, May 11, 2006 at 2:00 p.m. Pacific Time (PT). The audiocast will be open to the public and available via http://www.expediainc.com/ir. Expedia, Inc. expects to maintain access to the audiocast on the IR website for approximately one month subsequent to the initial broadcast.
Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are not guarantees of future performance. These forward-looking statements are based on management’s expectations as of May 11, 2006, and assumptions which are inherently subject to uncertainties, risks and changes in circumstances that are difficult to predict. The use of words such as “anticipates,” “estimates,” “expects,” “intends,” “plans” and “believes,” among others, generally identify forward-looking statements. However, these words are not the exclusive means of identifying such statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements and may include statements relating to future revenues, expenses, margins, profitability, net income, earnings per share and other measures of results of operation and the prospects for future growth of Expedia, Inc.’s business.
Actual results and the timing and outcome of events may differ materially from those expressed or implied in the forward-looking statements for a variety of reasons, including, among others: Expedia, Inc.’s ability to effectively update, automate and integrate disparate financial and accounting systems and approaches among its brands and businesses; the accuracy, integrity, security and redundancy of systems, including financial and accounting systems, and networks of Expedia, Inc.; reliance on newly implemented systems supporting our financial planning and projections; adverse changes in senior management; the rate of growth of the Internet and online travel; changes in global economic conditions; consumer spending, the competitive environment; the e-commerce industry and broadband access; world events (including adverse weather, health risks and terrorism); the rate of online migration in the various geographies and markets in which Expedia, Inc. operates, including Asia; fluctuations in foreign exchange rates; the health of the travel industry, including consumer and business spending on travel; Expedia, Inc.’s ability to expand successfully in international markets; possible charges resulting from, among other events, integration and process review activities, platform migration and shared services efforts; failure to realize cost efficiencies; the successful completion of any pending corporate transactions and the integration of current and acquired businesses; and other risks detailed in Expedia, Inc.’s public filings with the SEC, including Expedia, Inc.’s Form 10-K for the year ended December 31, 2005.
Except as required by law, Expedia, Inc. undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.
Basis of Presentation
On August 9, 2005, IAC separated into two separate companies. As a result, Expedia, Inc. became a separate public company (the “Spin-Off”). These financial statements present results of operations, financial position and cash flows on a combined basis until the Spin-Off and on a consolidated basis thereafter. The unaudited financial statements relating to periods prior to August 9, 2005 were prepared on a combined basis because there was no direct ownership relationship among any or all of the businesses that comprised Expedia, Inc. upon Spin-Off.
About Expedia, Inc.
Expedia, Inc. is the world’s leading online travel company, empowering business and leisure travelers with the tools and information they need to easily research, plan, book, and experience travel. Expedia, Inc. also provides wholesale travel to offline retail travel agents. Expedia, Inc.’s portfolio of brands include: Expedia.com®, Hotels.com® , Hotwire®, Expedia® Corporate Travel, TripAdvisor™ and Classic Vacations®. Expedia, Inc.’s companies also operate internationally with sites in Canada, the United Kingdom, Germany, France, Italy, the Netherlands, Australia and China, through its investment in eLong™. For more information, visit http://www.expediainc.com. (NASDAQ: EXPE).

14 of 15

Expedia, Expedia.com, Enjoy Your Trip and the Airplane logo are either registered trademarks or trademarks of Expedia, Inc. in the U.S. and/or other countries. Hotels.com, the Hotels.com logo, and We Know Hotels Inside And Out are either registered trademarks or trademarks of Hotels.com, LLP in the U.S. and/or other countries. Hotwire and the Hotwire logo are either registered trademarks or trademarks of Hotwire, Inc. in the U.S. and/or other countries. TripAdvisor, the TripAdvisor logo, and the Owl Logo are either registered trademarks or trademarks in the U.S. and/or other countries of Trip Advisor LLC. Other product and company names mentioned herein may be trademarks of their respective owners.
Contacts

Investor Relations	Communications
Stu Haas	Wendy Grover
(425) 679-3555	(425) 679-7874
ir@expedia.com
© 2006 Expedia, Inc. All rights reserved. CST 2029030-40.

15 of 15